James E. Slayton, CPA
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3867 WEST MARKET STREET
SUITE 208
AKRON, OH 44333




To Whom It May Concern:                                           March 21, 1999


         The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of March 21, 1999, on the Financial Statements of Global-Link Enterprises, Inc. from the inception date of November 20, 1998, through December 31, 1998, and from December 31, 1998, through March 1, 1999 in any filings that are necessary now or in the near future to be filed with the Securities and Exchange Commission.

Professionally,


/s/  James E. Slayton
James E. Slayton, CPA
Ohio License ID# 04-1-15582